Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Philadelphia, PA — April 30, 2018 — Lannett Company, Inc. (NYSE: LCI) today announced that effective July 1, 2018 current director, Patrick LePore, will become chairman of the board of directors, succeeding Jeffrey Farber, who will remain a member of the board.  The company also said that John C. Chapman has been appointed to the board, effective July 1, 2018, succeeding James Maher, who will step down upon completion of the audit of the fiscal 2018 financial statements.

“I thank Jeff and Jim for their leadership and service to the board,” said LePore.  “I look forward to Jeff’s continued counsel, as we work with our chief executive officer, Tim Crew, and senior management team to advance Lannett’s strategic goals to grow the business and enhance shareholder value.  At the same time, we wish Jim every success in the future.  Jim has been a valued advisor to the company for the last four years and we have benefitted greatly from his perspective.

“We are honored to welcome John Chapman to our board of directors.  John’s deep financial experience, gained as a lead audit partner and global chair of pharmaceuticals and chemicals for KPMG, will complement the existing expertise on our board.”

Chapman is a retired audit partner for KPMG, having specialized in providing audit services to large complex multinational pharmaceutical and consumer market companies.  During his tenure at KPMG, he served for six years as a member of the firm’s board of directors and for several years as KPMG’s global chair of pharmaceuticals and chemicals.  Chapman also served as global lead partner for some of KPMG’s largest clients, including Pfizer, Hoechst and PepsiCo, among others.  Chapman, a certified public accountant (CPA), earned a bachelor of business administration in accounting practice degree from Pace University, New York.

Farber was appointed a director of the company’s board of directors in May 2006 and was named chairman in July 2012.  LePore was appointed a director in July 2017 and Maher was appointed a director in July 2013.

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications. For more information, visit the company’s website at www.lannett.com.

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